Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-13144 and 333-169239) pertaining to the Employee’s stock option plan of Compugen Ltd. and  Registration Statement on Form F-3 (Nos. 333-171655 and 333-185910) of our report dated March 21, 2013, with respect to the consolidated financial statements of Compugen Ltd. and the effectiveness of internal control over financial reporting of Compugen Ltd. included in the Annual Report on Form 20-F of Compugen Ltd. for the year ended December 31, 2012.

March 21, 2013	/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	A Member of Ernst & Young Global